Executive Employment Agreement

VP and Chief Operating Officer, Clipstream

Between:

Dale Borland

(the "Executive")

And:

Destiny Software Technologies, Inc.

(the "Company")

WHEREAS:

A. The Company is a reporting company incorporated under the laws of the Province of British Columbia, and, its parent Company Destiny Media Technologies, Inc. (the "Parent") has its common shares listed for trading on the TSX Venture Exchange and the OTC QX market in the United States;

B. The Company is in the business of providing secure digital content distribution solutions (the "Business");.

C. The Company has a product line, Clipstream, that enables online content to be securely streamed for temporary viewing or listening;

D. The Company has offered to employ the Executive on the terms and conditions described in this Agreement; and

E. The Executive has accepted the Company's offer;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the Company and the Executive agree as follows:

1. EMPLOYMENT

1.01 The Company agrees to employ the Executive on the terms and conditions described in this Agreement, and the Executive accepts and agrees to such employment.

1.02 The Executive represents and warrants to the Company that the Executive has the required qualifications, skills and experience to perform the duties and exercise the responsibilities that shall be required of the Executive under this Agreement.

1.03 During the term of this Agreement the Executive shall at all times:

a. devote all the Executive's time and attention, and provide the Executive's best efforts, skills and talents, to the Business of the Company during the Executive's working hours;

b. diligently and to the best of the Executive's abilities perform the duties and exercise the responsibilities that shall be required of the Executive under this Agreement;

c. deal at all times in good faith with the Company and its subsidiaries, and their respective employees, clients and suppliers;

d. act at all times in the best interests of the Company and its subsidiaries, and in accordance with the Executive's obligations under this Agreement; and

e. comply with all applicable laws that relate to the Executive's employment or to the Business of the Company.

1.04 During the term of this Agreement, the Executive shall not, without first having obtained the written permission of the Company, be interested directly or indirectly, as principal, partner, officer, advisor, employee or otherwise, in any business, enterprise or undertaking other than the Executive's employment under this Agreement. The permission of the Company under this provision shall not be withheld unreasonably.

1.05 The Executive represents and warrants to the Company that the Executive has not entered into any non-competition agreement, or any other agreement, with another employer or any other entity that the Executive may breach by entering into this Agreement.

2. TERM

2.01 The Executive's employment under this Agreement shall commence on August 11, 2014, and shall continue until terminated as hereinafter provided.

3. POSITION, RESPONSIBILITIES AND REPORTING

3.01 The Executive shall be employed by the Company in the position of Vice President and Chief Operating Officer, Clipstream.

3.02 The Executive acknowledges and agrees that given the senior and responsible nature of the Executive's position, the Executive shall owe a fiduciary duty to the Company and its subsidiaries.

3.03 The Executive is expected to be responsible for the Clipstream business including, but not limited to the following:

a. Develop a comprehensive business plan, roadmap and "take to market" strategy for Clipstream, including developing (in collaboration with the Chief Executive and Chief Financial Officers) and monitoring a budget for the Clipstream business,
b. Monitor and approve all Clipstream expenditures,
c. Develop and conduct appropriate comprehensive market research over various market segmentation opportunities including competitive analysis,
d. Manage all current and future Clipstream staff including:
    (i) Ali Saedi
    (ii) John Pillsbury
    (iii) David Kaland
    (iv) Keith Loh
e. Develop appropriate compensation and, where appropriate, commission structures for the Clipstream staff,
f. Coordinate, document, design and prioritize Clipstream development activities, and
g. Design and approve all advertising, marketing related activities.

4. PLACE OF EMPLOYMENT

4.01 The Executive's principal place of employment shall be at the Company's head office in the Lower Mainland area of British Columbia, or at such other location as the Company and the Executive may agree upon in writing.

4.02 The Executive acknowledges and agrees that the Executive shall be required to travel in the course of performing the Executive's duties under this Agreement, and that the Company may require the Executive to reside temporarily in other locations where the Company or its subsidiaries conduct business. The Company shall arrange and pay the reasonable costs of such business-related travel and temporary accommodation, in accordance with the Company's policies. Temporary residence in other locations shall not exceed one month unless consented to by the Executive.

5. SALARY

5.01 For the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary of $180,000 (CAD) per annum (the "Salary"). The Salary shall be payable semi-monthly, in approximately equal instalments. The Executive shall have deducted from the Salary the standard payroll deductions.

5.02 The Company shall review the Executive's performance and the Salary annually.

6. BONUS

6.01 The Executive shall be eligible for a quarterly bonus of $15,000, commencing with the Company's fiscal year that begins on September 1, 2014 (the "Bonus"). The Bonus amount and eligibility shall be based on the Company and the Executive achieving measurable targets that will be agreed following the establishment of the go-to-market strategy outlined above. The $15,000 bonus for the quarter ending November 30, 2014 will be paid at the completion of the first quarter of fiscal 2015 (November 30, 2014).

All Bonuses paid under Section 6 shall be inclusive of vacation pay.

6.02 The Company will grant the Executive the option to acquire a total of 200,000 common shares in the capital of the Parent, at an exercise price per common share of $1.00. These options will vest monthly at a rate of 12,500 options per month beginning March 1, 2015 (the commencement of the third quarter of fiscal 2015).

The options described in this section shall expire five years following the date of grant and are governed by the Share Option Plan of the Parent.

7. BENEFITS

7.01 The Executive shall be immediately (and the usual three month waiting period will be waived) entitled to participate in the group benefit plan(s) the Company makes available to the members of its executive group, subject to the eligibility requirements and other conditions set out in such plan(s).

7.02 The Executive shall be permitted to purchase shares in the Parent. The Company will match those purchases up to a maximum of 5% of the Salary described in 5.01 and will be subject to various vesting requirements.

7.03 The Company shall pay the premiums for the Executive's and Executive's family's coverage under the group benefit plan(s), excluding long-term disability. One hundred percent (100%) of the premiums for long-term disability coverage shall be paid by the Executive via payroll deduction.

7.04 The Company shall pay one hundred percent (100%) of the premiums for the Executive's coverage under the BC Medical Services Plan, if the Executive is eligible for such coverage.

7.05 The Company's obligation under the group benefit plan(s) shall be limited to payment of the employer's share of the premiums. All decisions regarding eligibility and coverage

shall be made by the group benefit carrier(s); the Company shall not bear any responsibility or liability for such matters. The Company reserves the right to amend the terms of the group benefit plan(s), and/or to change group benefit carrier(s), from time to time in its sole discretion.

8. VACATION

8.01 The Executive shall be entitled to five (5) weeks of paid vacation in each calendar year of this Agreement. The Executive's vacation entitlement shall be prorated for partial years of service. It is expected and understood that the Executive will not take vacation of more than three consecutive (3) weeks.

8.02 The Executive's vacation shall be taken at a time or times which are approved by the Board after consulting with the Executive, taking into account the operational requirements of the Company. The Executive's vacation entitlement cannot be carried over, deferred or banked without the approval of the Board.

9. COMPANY POLICIES

9.01 The Executive agrees to comply with and be bound by all applicable policies that are in effect from time to time at the Company. It is agreed that the introduction, amendment and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends or deletes such policies as conditions warrant, such introduction, deletion or amendment shall not constitute a breach of this Agreement. If there is a direct conflict between this Agreement and any Company policy, this Agreement shall prevail to the extent of the inconsistency.

10. EXPENSES

10.01 The Company shall reimburse the Executive, for all authorized travelling and other out-of-pocket expenses actually and properly incurred by the Executive in the course of carrying out the Executive's duties and responsibilities under this Agreement.

10.02 The Executive shall manage, approve, control, and establish appropriate policies for all out-of-pocket expenses for all Clipstream employees.

11. CONFIDENTIAL INFORMATION

11.01 In this Agreement, "Confidential Information" means information disclosed to, used by, developed by, or made known to the Executive in the course of the Executive's employment with the Company, which is not generally known by persons outside the Company's organization including, but not limited to, information (printed, electronic or otherwise) pertaining to the past, present, future and contemplated customers, clients,

assets, operations, training programs, methods, facilities, equipment, technology, research, marketing methods or strategies, personnel, finances, pricing, sales, designs, inventions, routines, policies, and business procedures of the Company or its subsidiaries.

11.02 The Executive acknowledges that the Executive shall have access to and be entrusted with Confidential Information in the course of the Executive's employment with the Company, and that the Company's Business would be irreparably harmed if such Confidential Information were disclosed to, or used by, any person outside the Company. The Executive acknowledges and agrees that the right to maintain the absolute secrecy of its Confidential Information is a proprietary right the Company is entitled to protect.

11.03 The Executive covenants and agrees that the Executive shall not, except as required by law, either during the term of the Executive's employment under this Agreement or at any time thereafter, directly or indirectly, by any means whatsoever, divulge, furnish, provide access to, or use for any purpose other than the purposes of the Company or its subsidiaries, any Confidential Information.

12. NON-SOLICITATION

12.01 The Executive acknowledges that in the course of the Executive's employment with the Company, the Executive shall develop close relationships with the customers, clients and employees of the Company and its subsidiaries, and that the goodwill of the Company and its subsidiaries depends on the development and maintenance of such relationships. The Executive acknowledges that the preservation of the goodwill of the Company and its subsidiaries and the protection of their relationships with their customers, clients and employees are proprietary rights the Company is entitled to protect.

12.02 The Executive covenants and agrees that during the term of the Executive's employment with the Company and for a period of six (6) months following its termination, regardless of the reason for such termination or the party effecting it, the Executive shall not, directly or indirectly, whether individually or in partnership or jointly or in conjunction with any person or persons, as principal, agent, shareholder, officer, employee or in any other manner whatsoever

a. solicit or attempt to solicit any person or entity who was a customer or client of the Company, its subsidiaries or any of them, during the Executive's employment with the Company, to

i. purchase products or services of a nature or kind sold or supplied by the Company, its subsidiaries or any of them, from any person or entity other than the Company, its subsidiaries or any of them, or

ii. transfer such customer's or client's business from the Company, its subsidiaries or any of them, to any other person or entity, or

b. seek in any way to persuade or entice any employee of the Company, its subsidiaries or any of them, to leave such employment.

13. NON-COMPETITION

13.01 The Executive covenants and agrees that during the term of the Executive's employment with the Company and for a period of six (6) months following its termination, regardless of the reason for such termination or the party effecting it, the Executive shall not, directly or indirectly, whether individually or in partnership or jointly or in conjunction with any person or persons, as principal, agent, shareholder, officer, employee or in any other manner whatsoever, carry on any business, be engaged or employed in a consulting, sales, management, executive or ownership capacity in any business, or permit his name or any part thereof to be used or connected with any business, that is engaged in the Business or related work.

14. INJUNCTIVE RELIEF

14.01 The Executive acknowledges and agrees that a breach by the Executive of any of the Confidential Information, non-solicitation or non-competition covenants contained in this Agreement would result in irreparable harm to the Company that could not adequately be compensated by way of a damage award. The Executive agrees that in the event of any such breach, in addition to damages and all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to obtain from a court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of this Agreement.

15. OWNERSHIP OF INTELLECTUAL PROPERTY

15.01 In this Agreement, "Inventions" means, collectively, all

a. ideas, reports, documents, designs, technology, methodologies, compilations, and concepts etc.

b. each and every part of the foregoing,

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the Business of the Company, or to tasks assigned to the Executive in connection with the Executive's duties or in connection with any prospecting or investigation or development carried on or planned by the

Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive's employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

15.02 The Executive agrees that all Inventions and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the "Intellectual Property Rights"), shall belong exclusively to the Company.

15.03 The Executive shall promptly disclose to the Company, or any persons designated by it, all Inventions.

15.04 The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Company or its nominee (or their respective successors or assigns), all the Executive's right, title and interest in and to the Inventions without further payment by the Company.

15.05 The Executive agrees to assist the Company in every proper way (but at the Company's expense) to obtain and, from time to time, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end shall execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. The Executive's obligation to assist the Company in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement.

16. TERMINATION OF EMPLOYMENT

16.01 The employment of the Executive may be terminated at any time by the Company for Cause, without any notice, payment in lieu of notice, or severance compensation. For the purposes of this Agreement, "Cause" means

a. any act, omission, or behaviour that constitutes just cause for dismissal at common law,

b. any revocation, termination or lapse of the Executive's legal authorization to work in Canada; or

c. a material breach by the Executive of this Agreement.

16.02 The Company may terminate the Executive's employment at any time, without cause, by providing the Executive with one (1) month notice or payment in lieu of notice if

terminated in the first three months of employment or four (4) months' notice or payment[3] in lieu of notice thereafter.

16.03 The Executive acknowledges and agrees that the notice or payment in lieu of notice provided to the Employee in accordance with this Section of the Agreement is in complete satisfaction of all contractual, statutory, or common law notice requirements at law or in equity, and that on receipt of such entitlements, there shall be nothing further due and payable to the Executive in respect of the termination of employment.

16.04 The Executive may terminate his employment under this Agreement at any time by providing the Company with thirty (30) days' notice in writing to that effect. Where the Executive provides the Company with written notice under this provision, the Company may waive such notice, in whole or in part, in which case the Executive's employment shall terminate on the earlier date specified by the Company and the Company shall continue to pay the Executive the Salary until the expiry of the thirty (30) days resignation notice period.

16.05 Upon termination of the Executive's employment with the Company, for any reason:

a. the Company shall pay the Executive all wages and outstanding expenses owing to the Executive up to and including the Executive's last day of employment (the "Termination Date");

b. all benefit coverage shall cease:

i. effective on the Termination Date, if the Executive resigns or is dismissed for Cause; or

ii. effective at the end of the month following the Termination Date, or upon such earlier date as the applicable benefit plan(s) may require, if the Executive's employment is terminated by the Company without Cause;

c. the Executive shall be entitled to exercise any vested stock options for a period of ninety (90) days immediately following the Termination Date; and

d. all originals and copies, whether in the form of paper or electronic media, of all files, records, information, Confidential Information, documents, and any other material that in any way touches upon the Business, clients, personnel or operations of the Company or its subsidiaries, and all other property belonging to the Company and its subsidiaries, shall remain the property of the Company and its subsidiaries, and shall promptly be delivered by the Executive to the Company's office. No copy, duplication

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[3] Payment will include salary in 5.01 and bonuses in 6.01 earned by the date of termination.

or reproduction of any kind whatsoever shall be made of such files, computer disks, information or documents without the express written consent of the Board.

17. INDEMNIFICATION

17.01 The Company shall indemnify and save harmless the Executive from any action, claim or proceeding brought against the Executive in connection with the proper performance of the Executive's duties.

17.02 The Company shall not indemnify or save harmless the Executive in connection with any action, claim or proceeding brought as a result of the Executive's breach of this Agreement or duty owed to the Company, or for any fines imposed or legal fees incurred as a result of a charge, prosecution and/or conviction pertaining to an offence under any applicable law.

18. EMPLOYEE PERSONAL INFORMATION

18.01 The Company may collect employee personal information about the Executive, where it is reasonable for the Company to do so for the purposes of establishing, managing and/or terminating the parties' employment relationship. The Company may use and disclose the Executive's employee personal information only for those purposes, or as permitted or required by law.

19. GOVERNING LAW

19.01 This Agreement shall be governed by the laws of British Columbia.

20. SEVERABILITY

20.01 All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable or void by a court of a competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of this Agreement shall remain in full force and effect.

21. ENTIRE AGREEMENT

21.01 This Agreement contains the complete agreement concerning the employment of the Executive by the Company and shall, as of the date it is executed, supersede any and all other agreements between the parties. The parties agree that there are no collateral contracts or agreements between them, that neither of them has made any representations, including but not limited to negligent misrepresentations, to the other except such representations as are specifically set forth in this Agreement, and that any statements or representations that may previously have been made by either of them to

other have not been relied on in connection with the execution of this Agreement and are of no effect.

21.02 The Executive agrees that all restrictions contained in this Agreement are reasonable and valid and hereby waives any and all defences to their strict enforcement by the Company. The Executive acknowledges that the Executive has been encouraged by the Company to seek independent legal advice prior to the execution and delivery of this Agreement.

21.03 No waiver or modification of this Agreement or any covenant, condition or restriction herein contained shall be valid unless executed in writing by the party to be charged therewith.

22. CONSIDERATION

22.01 The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties waive any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

23. INTERPRETATION

23.01 Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement.

23.02 In the event that this Agreement provides a lesser benefit to the Executive than the minimum standard contained in any applicable legislation, the minimum standard contained in such legislation shall prevail to the extent of the inconsistency.

24. ENUREMENT

24.01 The provisions of this Agreement shall enure to the benefit of and be binding upon the Executive, and the Executive's heirs, executors, personal legal representatives and permitted assigns, and the Company, its successors, assigns and related legal entities.

24.02 This Agreement shall not be assigned by the Executive.

IN WITNESS WHEREOF this Agreement has been executed by the parties effective this 3rd day of August, 2014.

Signed, Sealed and Delivered by the Executive in the presence of:

Signature of Witness

FRED VANDENBERG

Name of Witness

Suite 750-680 West Georgia

Address

Chief Financial Officer

Occupation

Dale Borland

Destiny Software Technologies Inc.:

Authorized Signatory